EXHIBIT 21.1

LIST OF SUBISIDIARIES

Listed below are our subsidiaries, our percentage ownership in each subsidiary and the total number of active subsidiaries directly or indirectly owned by each subsidiary as of September 30, 2010.

	% Ownership	U.S.	Non-U.S.

Caspian Services Group Limited, BVI	100%	0	1
Caspian Services Group LLP, Kazakhstan(1)

Caspian Geophysics Ltd., BVI	100%	0	3
Tat-Arka LLP, Kazakhstan(2)
Kazmorgeophysica JSC, Kazakhstan(3)
Veritas-Caspian LLP, Kazakhstan(4) CaspyMorService LLP, Russian Federation (5)

Caspian Real Estate Ltd., BVI	100%	0	4
Bauta JSC, Kazakhstan(6)
Balykshi LLP, Kazakhstan(7)
Mangistau Oblast Boat Yard LLP, Kazakhstan (8)

(1)  Caspian Services Group Limited owns a 100% interest in Caspian Services Group LLP.
(2) Caspian Geophysics Ltd. owns a 100% equity interest in Tat-Arka LLP.
(3)  Caspian Geophysics Ltd. owns an 80% equity interest in Kazmorgeophysica JSC.
(4)  Kazmorgeophysica JSC owns a 50% equity interest in Veritas-Caspian LLP.
(5)  Kazmorgeophysica JSC owns a 15% equity interest in CaspyMorService LLP.
(6) Caspian Real Estate Ltd. owns a 56% equity interest in Bauta JSCI.
(7) Caspian Real Estate Ltd. owns a 78% equity interest in Balykshi LLP.
(8) Balykshi LLP owns a 20% equity interest in Mangistau Oblast Boat Yard LLP.